Exhibit 10.18

CROSSFIRST BANKSHARES, INC.
2018 OMNIBUS EQUITY INCENTIVE PLAN

LEGACY STOCK APPRECIATION RIGHT AWARD AGREEMENT FOR STOCK
APPRECIATION RIGHTS ORIGINALLY GRANTED UNDER THE
CROSSFIRST BANKSHARES, INC. STOCK APPRECIATION RIGHTS PLAN

Original Date of Grant of Legacy SARs
(“Legacy Date of Grant”):

Number of Legacy SARs Assumed:

Exercise Price per Legacy SAR:	$

Expiration Date:	[The fifteenth anniversary of the Date of Legacy Grant.]

This Legacy Stock Appreciation Right Award Agreement (the “Legacy SAR Award Agreement”) is entered into on _______________________ (the “Legacy SAR Assumption Date”), by and between CrossFirst Bankshares, Inc., a Kansas corporation (the “Company”), and ________________________ (the “SAR Holder”).

RECITALS:

A.   Effective [Date], the Company adopted the CrossFirst Bankshares, Inc. 2018 Omnibus Equity Incentive Plan (the “Plan”).  The terms of the Plan allow the Company to assume currently outstanding equity awards (“Legacy Awards”) granted under the Company’s previously-adopted equity compensation plans (each a “Legacy Plan”) before the Effective Date of the Plan.

B.   The SAR Holder is a Service Provider of the Company or one of its Affiliates to whom a stock appreciation right Legacy Award was granted under the CrossFirst Bankshares, Inc. Stock Appreciation Rights Plan (the “Original SARs”) before the Effective Date.

C.   The Board has authorized the Company to assume the Original SARs and substitute and replace such Original SARs as a Legacy Award under the Plan (the “Legacy SARs”) provided that the terms and conditions of this Legacy SAR Award Agreement and the Plan shall supersede and replace the terms and conditions of the Legacy SARs’ original award agreement and the applicable Legacy Plan as of the Legacy SAR Assumption Date.

AGREEMENT:

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

Section 1.   Incorporation of the Plan.  All provisions of this Legacy SAR Award Agreement and the rights of the SAR Holder hereunder are subject in all respects to the provisions of the Plan, the terms of which are incorporated herein by reference, and the powers of the Committee therein provided.  Capitalized terms used in this Legacy SAR Award Agreement but not defined herein have the meanings set forth in Plan.

Section 2.   Assumption of  Legacy SARs. The Company hereby assumes the Legacy SARs granted to the SAR Holder on the Legacy Date of Grant shown above, subject to the terms of this Legacy SAR Award Agreement and the Plan.  The aggregate number of Legacy SARs assumed is identified above opposite the heading “Number of Legacy SARs Assumed.”  Each Legacy SAR entitles the SAR Holder to receive, upon exercise, an amount equal to the excess of (a) the Fair Market Value of a Share on the date of exercise, over (b) the Exercise Price per Legacy SAR (referred to as the “Grant Price per Share” in the original award agreement) identified above (the “Appreciation Value”).

Section 3.   Exercisability and Vesting of SARs.  The Legacy SARs will vest and become exercisable as follows:

[Insert Time Vesting Schedule From Original Award Agreement]

3.1   Forfeiture of SARs.Except as otherwise provided in this Legacy SAR Award Agreement, any unvested  Legacy SARs will not be exercisable on or after the date on which the SAR Holder ceases to be a Service Provider to the Company or an Affiliate.

3.2   Expiration of SARs. The  Legacy SARs will expire and no longer be exercisable at 5:00 p.m. Central Time on the Expiration Date identified above in the preamble to this Legacy SAR Award Agreement, or earlier as provided for in this Legacy SAR Award Agreement or the Plan.  In no event may the Expiration Date be later than the fifteenth anniversary of the Legacy SARs’  Legacy Date of Grant.  If the Expiration Date is not a business day, then the Legacy SARs will expire at 5:00 p.m. Central Time on the first business day following the Expiration Date.  If the Legacy SARs, or any portion thereof, are not exercised before the Expiration Date (or an earlier time upon which the Legacy SARs terminate in accordance with the terms of the Plan or this Legacy SAR Award Agreement), any vested Legacy SARs shall automatically be exercised.  The Appreciation Value due to the SAR Holder upon an automatic exercise of the Legacy SARs shall be paid to the SAR Holder.

Section 4.   Method of Exercise.  Provided that the Legacy SARs have not expired, been terminated, or cancelled in accordance with the terms of the Plan, the portion of the Legacy SARs which is otherwise exercisable pursuant to Section 3 of this Legacy SAR Award Agreement may be exercised in whole or in part, from time to time by delivery to the General Counsel and Corporate Secretary of the Company, or the designee of such officers, a written or electronic notice specifying the number Legacy SARs being exercised.  Such notice must be in a form satisfactory to the Company and must set forth (a) the number of Legacy SARs being exercised and (b) if a person other than the SAR Holder is exercising the Legacy SARs, the notice must be accompanied satisfactory evidence of such person’s right to exercise the Legacy SARs. During the life of the SAR Holder, only the SAR Holder may exercise the Legacy SARs; however, after the SAR Holder’s death or incapacity, the SAR Holder’s executor, administrator, Beneficiary, heir, or legatee, as the case may be, may exercise the Legacy SARs.

Section 5.   Withholding.  The SAR Holder shall be required to pay to the Company, and the Company shall have the right to deduct from any compensation paid to the SAR Holder pursuant to the Plan, the amount of any federal, state, and local withholding obligations of the Company with respect to the Legacy SARs.  The Company will not pay the SAR Holder the Appreciation Value unless the SAR Holder makes appropriate arrangements with the Company for the satisfaction of any withholding requirements.  Unless specifically denied by the Committee, the SAR Holder may elect to satisfy any such withholding obligations by one or a combination of the following methods:

(a)   payment of an amount in cash equal to the amount to be withheld;

(b)   payment by tendering previously acquired Shares (either actually or by attestation) valued at the Share’s then Fair Market Value and equal to the amount to be withheld;

(c)   requesting that the Company withhold from the Appreciation Value Shares or cash issuable to the SAR Holder Shares or cash having a Fair Market Value equal to or less than the amount to be withheld; or

(d)   withholding from any other compensation otherwise due to the SAR Holder.

To the extent the Committee permits withholding through either the payment of previously acquired Shares or withholding from Shares otherwise issuable to the SAR Holder, any such withholding shall be in accordance with any rules or established procedures for election by Participants, including any rules or restrictions relating to the period of time any previously acquired Shares have been held or owned, including any elections, the irrevocability of any election, or any special rules relating to a SAR Holder who is an officer of the Company within the meaning of Section 16 of the 1934 Act

Section 6.   Form of Payment.  Upon the exercise of all or a portion of the Legacy SARs, the SAR Holder will be entitled to a whole number of Shares with a Fair Market Value as of the exercise date equal to the Appreciation Value of the Legacy SARs being exercised, less any amounts withheld pursuant to Section 5 of this Legacy SAR Award Agreement.  To the extent the SAR Holder would be entitled to a fractional Share upon exercise of the Legacy SARs, the SAR Holder shall receive a cash payment equal to the Fair Market Value of any fractional Share on the date of exercise.

Section 7.   Section 409A; No Deferral of Compensation.  Neither the Plan nor this Legacy SAR Award Agreement is intended to provide for the deferral compensation within the meaning of Section 409A of the Internal Revenue Code (the “Code”).  The Company reserves the right to unilaterally amend or modify the Plan or this Legacy SAR Award Agreement, to the extent the Company considers it necessary or advisable, in its sole discretion, to comply with, or to ensure that the Legacy SARs granted hereunder are not subject to, Section 409A of the Code.

Section 8.   Effect of Separation from Service.  If the SAR Holder ceases to be a Service Provider of the Company or an Affiliate for any reason other than the SAR Holder’s death, “disability,” “retirement,” or termination with “cause,” any vested  Legacy SARs shall automatically be exercised as of the date the SAR Holder ceases to be a Service Provider.

8.1   Separation from Service for Cause.  If the SAR Holder’s service to the Company or an Affiliate is terminated with “cause,” the Legacy SARs (whether vested or unvested) will immediately terminate and cease to be exercisable.  For purposes of this Legacy SAR Award Agreement, “cause” means a termination due to malfeasance, embezzlement or fraud, termination under the terms of any employment agreement between the Company and the SAR Holder or such other act the Committee determines is equivalent to such acts.

8.2   Separation from Service due to Death.  If the SAR Holder ceases to be a Service Provider due to the SAR Holder’s death, all Legacy SARs shall become fully vested.  The Legacy SARs vested as of the date of the SAR Holder’s death may be exercised by the SAR Holder’s executor, administrator, Beneficiary, heir or legatee as the case may be, at any time before the earlier of (a) 5:00 p.m. Central Time on the date that is 12 months after the date on which the SAR Holder ceased to be a Service Provider due to death or (b) 5:00 p.m. Central Time on the Expiration Date.

8.3   Separation from Service due to Disability.  If the  SAR Holder ceases to be a Service Provider due to the SAR Holder’s “disability,” all of the Legacy SARs shall immediately become vested as of the date on which the SAR Holder ceased to be a Service Provider and may be exercised by the SAR Holder at any time before the earlier of (a) 5:00 p.m. Central Time on the date that is 12 months after the date on which the SAR Holder ceased to be a Service Provider due to disability or (b) 5:00 p.m. Central Time on the Expiration Date.  For purposes of this Section 8.3, “disability” means the SAR Holder’s physical or mental impairment falls within the definition of disability as such term or any comparable term is defined in any disability insurance policy covering the SAR Holder at the time of such disability.  The SAR Holder covenants and agrees to submit to a reasonable physical examination by a licensed medical doctor acceptable to Company for the purpose of evaluating whether the SAR Holder is disabled. All determinations as to the date and extent of disability shall be made by the Committee, upon the basis of such evidence, as the Committee deems necessary and desirable.

8.4   Separation from Service due to Retirement.  If the SAR Holder ceases to be a Service Provider due to the SAR Holder’s “retirement,” all Legacy SARs with a  Legacy Date of Grant more than 12 months before the SAR Holder’s date of retirement shall become fully vested; Legacy SARs with a Legacy Date of Grant less than 12 months before the SAR Holder’s date of retirement shall be canceled and forfeited.  The Legacy SARs vested as of the date of the SAR Holder’s retirement may be exercised by the SAR Holder at any time before the earlier of (a) 5:00 p.m. Central Time on the date that is 12 months after the date on which the SAR Holder ceased to be a Service Provider due to retirement or (b) 5:00 p.m. Central Time on the Expiration Date.  For purposes of this Section 8.4, “retirement” means the SAR Holder’s severance from the Company, in good standing, upon or after attainment of the age of 65 with no less than five (5) years of participation in the Plan and service to the Company. The Committee may grant exceptions to these qualifications, on a case-by-case basis.

Section 9.   Transferability of SARs.  Except to the extent the Committee allows Legacy SARs to be transferred to a Permitted Transferee, the Legacy SARs shall not be transferable by the SAR Holder, except by will or pursuant to the laws of descent and distribution.  Shares issuable pursuant to the exercise of the Legacy SARs shall be delivered only to or for the account of the SAR Holder, or in the event of the SAR Holder’s incapacity, to the SAR Holder’s guardian or legal representative.

Section 10.   No Right to Continue as a Service Provide.  Neither the Plan nor this Legacy SAR Award Agreement confers upon the SAR Holder any right to be retained in any position as an Employee, Consultant, or Director of the Company.  Further, nothing in the Plan or this Legacy SAR Award Agreement shall be construed to limit the discretion of the Company to terminate the SAR Holder as a Service Provider at any time, with or without Cause.

Section 11.   Effect of a Change in Control.  In the event of a “change in control” all of the Legacy SARs shall immediately become vested as of the date on which the change in control occurs.  For purposes of this Legacy SAR Award Agreement, “change in control” means a change in ownership of a substantial portion of the Company’s assets, a change in the majority of the members of the Board of Directors without the approval of the incumbent Board of Directors or the closing of a merger or consolidation of the Company with any other company, which would result in the owners of the voting securities of the Company outstanding immediately prior thereto owning (either by remaining outstanding or by being converted into voting securities of the surviving entity) less than 50% of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such merger or consolidation.

Section 12.   Compliance with Law.  The exercise of the Legacy SARs shall be subject to compliance by the Company and the SAR Holder with all applicable laws, including the requirements of any stock exchange on which the Company’s Shares may be listed.  The SAR Holder may not exercise the Legacy SARs if such exercise would violate any applicable federal or state securities laws or other laws or regulations. No Shares shall be issued pursuant to the Legacy SARs unless and until any then applicable requirements of state or federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel.  The SAR Holder understands that the Company is under no obligation to register the Shares with the Securities and Exchange Commission, any state securities commission or any stock exchange to effect such compliance.

Section 13.   Notices.  Any notice required to be delivered to the Company under this Legacy SAR Award Agreement shall be in writing and addressed to the General Counsel and Corporate Secretary of the Company at the Company’s principal corporate office.  Any notice required to be delivered to the SAR Holder under this Legacy SAR Award Agreement shall be in writing and addressed to the SAR Holder at the SAR Holder’s address as shown in the records of the Company.  Either party may designate another address in writing (or such other method approved by the Company) from time to time.

Section 14.   Governing Law.  This Legacy SAR Award Agreement will be construed and interpreted in accordance with the laws of the State of Kansas without regard to conflict of law principles.

Section 15.   Adjustments.  The SARs may be adjusted or terminated in any manner contemplated by Section 7 of the Plan.

Section 16.   Amendment.  This Legacy SAR Award Agreement may be amended in a manner that is materially adverse to the SAR Holder only by a writing executed by the parties hereto which specifically states that it is amending this Legacy SAR Award Agreement

Section 17.   Interpretation.  Any dispute regarding the interpretation of this Legacy SAR Award Agreement shall be submitted by the SAR Holder or the Company to the Committee for review.  The resolution of such dispute by the Committee shall be final and binding on the SAR Holder and the Company.

Section 18.   Titles.  Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Legacy SAR Award Agreement.

Section 19.   Successors and Assigns.  The Company may assign any of its rights under this Legacy SAR Award Agreement. This Legacy SAR Award Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Legacy SAR Award Agreement will be binding upon the SAR Holder and the SAR Holder’s beneficiaries, executors, administrators and the person(s) to whom the Legacy SARs may be transferred by will or the laws of descent or distribution.

Section 20.   Severability.  The invalidity or unenforceability of any provision of the Plan or this Legacy SAR Award Agreement shall not affect the validity or enforceability of any other provision of the Plan or this Legacy SAR Award Agreement, and each provision of the Plan and this Legacy SAR Award Agreement shall be severable and enforceable to the extent permitted by law.

Section 21.   No Impact on Other Benefits. The value of the SAR Holder’s Legacy SARs are not part of his or her normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance or similar employee benefit.

Section 22.   Counterparts. This Legacy SAR Award Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Legacy SAR Award Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature

Section 23.   Acceptance of Assumption and Substitution of Award Agreement.  The SAR Holder hereby acknowledges receipt of a copy of the Plan and this Legacy SAR Award Agreement. The SAR Holder has read and understands the terms and provisions thereof, and accepts the assumption of the Original SARs and the substitution for the Legacy SARs under the Plan and the substitution of this Legacy SAR Award Agreement for the previous agreement between the Company and the SAR Holder with respect to the Original SARs.  The SAR Holder further acknowledges that from the Legacy SAR Assumption Date forward, the Original SARs are subject to all of the terms and conditions of the Plan and this Legacy SAR Award Agreement.

Section 24.   Entire Agreement and Binding Effect.  This Legacy SAR  Award Agreement and the Plan constitute the entire contract between the parties hereto with regard to the subject matter hereof.  They supersede any other agreements, representations or understandings (whether oral or written and whether express or implied) that relate to the subject matter hereof.  Except as expressly stated herein to the contrary, this Legacy SAR  Award Agreement will be binding upon and inure to the benefit of the respective heirs, legal representatives, successors and assigns of the parties hereto.

Section 25.   Limitation of Rights Under the Plan.  In the event the SAR Holder is found within 12 months following the date on which he/she ceased to be a Service Provider to have, during the time the SAR Holder was a Service Provider: (a) willfully engaged in conduct which would have constituted grounds for termination for cause or immediate dismissal under the Company’s employment policies; (b) willfully engaged in conduct which was demonstrably and materially injurious to the Company, monetarily or otherwise; or (c) committed a felony or other crime involving fraud, dishonesty or moral turpitude,  then the SAR Holder shall promptly return to the Company all benefits that SAR Holder received during the last 12 months the SAR Holder was a Service Provider to the Company or an Affiliate with respect to the Legacy SARs. In the event the SAR Holder violates his/her non-solicitation provision from his/her employment agreement, the SAR Holder shall promptly return to the Company all benefits that the SAR Holder received during the last 12 months the SAR Holder was a Service Provider to the Company with respect to the Legacy SARs.

Section 26.   Agreement to Arbitrate.  Any dispute, claim or grievance arising out of or relating to the interpretation or operation of this Plan shall be submitted to binding arbitration administered under the then existing rules of the American Arbitration Association. The parties agree to abide by the award as a final determination of such dispute, claim or grievance and institute no other action in court or otherwise, except to enforce the award. Judgment upon the award may be entered in any court having jurisdiction over the matter. Such arbitration shall take place at a convenient location within Johnson County, Kansas. Arbitration shall be instituted within 12 months after a dispute, claim or grievance is filed under this agreement. Written demand for arbitration shall be delivered to the Secretary or Chief Financial Officer of the Company. The payment for arbitration shall be borne by the SAR Holder and Company in an appropriate ratio to be determined in such arbitration.

The parties to this Legacy SAR Award Agreement have executed this Legacy SAR Award Agreement as of the date provided in the preamble to this Agreement.

CROSSFIRST BANKSHARES, INC.

By:

Name:

Title:

[SAR HOLDER NAME]

By:

Name: